EXHIBIT 99.1

Contact: Insignia Systems, Inc. Kristine Glancy, CEO (763) 392-6200

FOR IMMEDIATE RELEASE

INSIGNIA SYSTEMS, INC. ANNOUNCES

2022 THIRD QUARTER AND NINE-MONTH FINANCIAL RESULTS

MINNEAPOLIS, MN – November 8, 2022 – Insignia Systems, Inc. (Nasdaq: ISIG) (“Insignia”) today reported financial results for the third quarter ended September 30, 2022 (“Q3”).

Overview

•	Q3 2022 net sales increased 39.4% to $4,869,000 from $3,493,000 in Q3 2021.
•	Q3 2022 operating income was $11,539,000 (including a $12 million gain on litigation) compared to operating loss of $925,000 in Q3 2021.

Insignia’s President and CEO Kristine Glancy commented, “Q3 2022 sales increased 39.4% compared to Q3 2021 driven by significant growth in our display and on-pack portfolio. Display and on-pack sales grew 101% versus prior year due to both new client acquisition as well as repeat business from existing clients. We not only grew our business by supporting new brands, but also expanded our footprint into two new retailers with our display business. We also have expanded our geographic presence into Arkansas by adding both Sales and Retail Logistic personnel to support our growing Walmart business. Our POPS signage business declined 82% versus prior year driven by our smaller retailer network and overall continued reduction in client spend. We expect signage to continue to decline and be a smaller percentage of our business.”

“Our turn-key approach of being a one-stop shop of retail experts from design to execution continues to resonate with our clients and retail partners. Our clients know when they choose to work with Insignia that we will manage every detail along the journey to deliver them a best-in-class program. This has resulted in increased client retention rates this year, and we have also added a meaningful number of new brands, many of which were referred to us from existing clients based on their overall satisfaction. One of our clients leveraged our expertise for an execution in Canada, creating our first display in another country. Our team continues to exceed expectations with the vast array of experience we bring to the table, and I couldn’t be prouder of how they continue to step up to any challenge or opportunity and make it better for our clients.”

In July 2022, we settled the ongoing litigation with News America Marketing, resulting in net proceeds after expenses of $12,000,000. In addition, we continue to pursue strategic alternatives that are the best fit for our shareholders.

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Q3 2022 Results

Net sales increased 39.4% to $4,869,000 in Q3 2022, from $3,493,000 in Q3 2021, primarily due to a 101% increase in non-POPS revenue, partially offset by a 82% decrease in POPS solutions revenue. The increase in non-POPS revenue is due to both new client acquisition as well as repeat business from existing clients.

Gross profit in Q3 2022 increased to $838,000, or 17.2% of net sales, from $545,000, or 15.6% of net sales, in Q3 2021. The increase in gross profit dollars and as a percentage of sales was primarily due to the increase in net sales.

Selling expenses in Q3 2022 were $294,000, or 6.0% of net sales, compared to $425,000, or 12.2% of net sales, in Q3 2021 due to decreased staff and staff related expenses.

Marketing expenses in Q3 2022 were $249,000, or 5.1% of net sales, compared to $266,000, or 7.6% of net sales, in Q3 2021.

General and administrative expenses in Q3 2022 were $756,000, or 15.5% of net sales, compared to $779,000, or 22.3% of net sales, in Q3 2021 due to increased sales. Increased expenses for the strategic alternatives process were substantially offset by decreased litigation expenses.

Gain from litigation settlement in Q3 2022 was $20,000,000, with net proceeds after expenses of $12,000,000. The gain was from a settlement agreement entered into on July 1, 2022 with News America.

Income tax benefit for Q3 2022 was 1.6% of pretax income, or a benefit of $190,000, compared to income tax expense of 1.0% of pretax loss, or $9,000, in Q3 2021.

As a result of the items above, the net income for Q3 2022 was $11,801,000, or $6.57 per basic and diluted share, compared to net loss of $921,000, or $0.52 per basic and diluted share, in Q3 2021.

As of September 30, 2022, cash and cash equivalents and restricted cash totaled $14.3 million, compared to $3.9 million as of December 31, 2021.

About Insignia Systems, Inc.

Insignia Systems, Inc. is a leading provider of in-store solutions to consumer-packaged goods (“CPG”) manufacturers, retailers, shopper marketing agencies and brokerages. The Company’s primary solutions are merchandising solutions, on-pack solutions and signage.

For additional information, contact (800) 874-4648, or visit the Insignia website at www.insigniasystems.com

Investor inquiries can be submitted to investorrelations@insigniasystems.com.

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Cautionary Statement for the Purpose of Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

Statements in this press release that are not statements of historical or current facts are considered forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. The words “anticipate,” “continue,” “expect,” “intend,” “remain,” “seek,” “will” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these or any forward-looking statements, which speak only as of the date of this press release. Statements made in this press release regarding, for instance, the ongoing exploration of strategic alternatives, anticipated future profitability, future service revenues, innovation and transformation of Insignia’s business, allocations of resources, benefits of new relationships, and the impacts of the COVID-19 pandemic and efforts to mitigate the same are forward-looking statements. These forward-looking statements are based on current information, which we have assessed and which by its nature is dynamic and subject to rapid and even abrupt changes. As such, actual results may differ materially from the results or performance expressed or implied by such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, including those set forth in our Annual Report on Form 10-K for the year ended December 31, 2021 and additional risks, if any, identified in our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K filed with the SEC. Such forward-looking statements should be read in conjunction with Insignia's filings with the SEC. Insignia assumes no responsibility to update the forward-looking statements contained in this press release or the reasons why actual results would differ from those anticipated in any such forward-looking statement, other than as required by law.

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Insignia Systems, Inc.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021

Net sales	$4,869,000	$3,493,000	$14,271,000	$14,975,000
Cost of sales	4,031,000	2,948,000	11,737,000	12,293,000
Gross profit	838,000	545,000	2,534,000	2,682,000
Operating expenses:
Selling	294,000	425,000	926,000	1,406,000
Marketing	249,000	266,000	787,000	761,000
General and administrative	756,000	779,000	2,310,000	4,052,000
Total operating expenses	1,299,000	1,470,000	4,023,000	6,219,000

Gain from litigation settlement, net	12,000,000	—	12,000,000	—

Operating income (loss)	11,539,000	(925,000)	10,511,000	(3,537,000)
Other income, net	72,000	13,000	100,000	1,017,000

Income (loss) before income taxes	11,611,000	(912,000)	10,611,000	(2,520,000)
Income tax expense (benefit)	(190,000)	9,000	(168,000)	32,000

Net income (loss)	$11,801,000	$(921,000)	$10,779,000	$(2,552,000)

Net income (loss) per share:
Basic	$6.57	$(0.52)	$6.02	$(1.45)
Diluted	$6.57	$(0.52)	$6.00	$(1.45)

Shares used in calculation of net income (loss) per share:
Basic	1,795,000	1,766,000	1,790,000	1,757,000
Diluted	1,796,000	1,766,000	1,796,000	1,757,000

SELECTED BALANCE SHEET DATA

	(Unaudited)
	September 30,	December 31,
	2022	2021

Cash and cash equivalents and restricted cash	$14,253,000	$3,851,000
Working capital	14,509,000	3,716,000
Total assets	20,058,000	10,650,000
Total liabilities	5,446,000	7,457,000
Shareholders' equity	14,613,000	3,193,000

Working capital represents current assets less current liabilities.

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